Exhibit i
                    June 28, 1999



     Merlin Funds Group
     1200 Old Henderson Road
     Columbus, Ohio 43220

     Gentlemen:

          We have acted as counsel for Merlin Funds Group, a Delaware business trust (the "Trust") in connection with the filing by the Trust of a Registration Statement on Form N-1A pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 (the "Registration Statement") with respect to the proposed sale of an indefinite number of shares (the "Shares") of the Merlin US Community Bank Stock Fund, a series of the Trust.

          We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Trust, all such agreements, certificates of officers of the Trust, public officials and others, and such other documents, certificates and other records as we have deemed necessary as a basis of the opinions expressed in this letter, including, without limitation, the Certificate of Trust of the Trust (the "Certificate of Trust"), the Agreement and Declaration of Trust of the Trust (the "Declaration of Trust"), the By-laws of the Trust and the records of proceedings of the Trustees from the date of formation.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

          We have investigated such questions of law for the purpose of rendering the opinions expressed in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the law of the State of Delaware and the federal law of the United States of America.

          This opinion is being rendered to you as of June 28, 1999. The opinion expressed herein assumes that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as they relate to the Trust's authority and the Trust's good standing under Delaware law.

          On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued pursuant to the terms, provisions, and conditions set forth in the Certificate of Trust, the Declaration of Trust and the Registration Statement, and upon receipt of full authorized consideration therefor in cash, will be validly issued, fully paid and non-assessable by the Trust.

          This opinion is rendered only to the Trust in connection with the filing of the Registration Statement. We consent to the filing of this opinion as Exhibit 10 to the Registration Statement. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.


                    BENESCH, FRIEDLANDER, COPLAN & ARONOFF, LLP

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